EXHIBIT 3.3

                              AMENDMENT TO
                          AMENDED AND RESTATED
                      CERTIFICATE OF INCORPORATION
                          OF 3NET SYSTEMS, INC.

     3NET SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     1. That the present name of the Corporation is 3NET SYSTEMS, INC., which is the name under which the Corporation was originally incorporated; and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 16, 1992.

     2. That on October 11, 1995, in lieu of a meeting of the Board of Directors of the Corporation, a resolution was adopted by unanimous written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware approving the amendment of Article Fourth of the Corporation's Certificate of Incorporation to read in its entirety as follows:

                  "FOURTH:  This  Corporation  is  authorized to issue  a
          total of Two Hundred One Million Two Hundred Thousand (201,200,000) shares of stock consisting of two classes of shares to be designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000), each with a par value of one cent ($0.01) and the number of shares of Preferred Stock authorized to be issued is One Million Two Hundred Thousand (1,200,000), each with a par value of six dollars ($6.00). The Preferred Stock may be issued in series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors is also authorized to determine, fix, alter or revoke the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

     3. That on November 20, 1995, at the annual meeting of the stockholders of the Corporation, the immediately foregoing amendment was approved by the stockholders of the Corporation.

     4. That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and attested by its duly authorized officers this 27th day of November 1995.

                                   3NET SYSTEMS, INC.


                                   By   GEORGE R. VAN DERVEN
                                   George R. Van Derven
                                   President


ATTEST:


By   JAMES D. ALEXANDER
     James D. Alexander
     Secretary